EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) of NxStage Medical, Inc. for the registration of 9,555,556 shares of its common stock and 1,911,111 shares of its common stock underlying warrants and to the incorporation by reference therein of our reports dated March 6, 2008, with respect to the consolidated financial statements of NxStage Medical, Inc., and the effectiveness of internal control over financial reporting of NxStage Medical, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
August 6, 2008